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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Cathay Bancorp, Inc.

We consent to the incorporation by reference in the registration statement (No. 33-33767) on Form S-3 of Cathay Bancorp, Inc. of our report dated January 16, 1998, relating to the consolidated statements of condition of Cathay Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Cathay Bancorp, Inc.



                                                   KPMG PEAT MARWICK LLP

Los Angeles, California
April 30, 1998